Exhibit 99.1

Longs Reports Preliminary March Revenues

WALNUT CREEK, CA (April 6, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total revenues of $470.2 million for the five-week period ended March 30, 2006, a 5.4% increase from total revenues of $446.3 million in the comparable period a year ago.

Preliminary March retail drug store sales were flat at $443.2 million in both the current and prior year. Pharmacy sales were 52.3% of total drug store sales compared with 49.4% a year ago.

Retail drug store same-store sales decreased 0.6% compared with last year. Pharmacy same-store sales increased 5.2% and front-end same-store sales decreased 6.2%. Longs estimated that preliminary March retail drug same-store sales were negatively impacted by approximately 150 to 200 basis points from the three-week shift in Easter holiday sales. Easter occurred on March 27 last year and will occur on April 16 this year.

Preliminary quarter-to-date revenues of $858.0 million for the nine weeks ended March 30, 2006 were 7.2% higher than the $800.6 million reported in the comparable period last year. Preliminary quarter-to-date retail drug store sales were $804.0 million, a 1.2% increase from the $794.6 reported last year. Pharmacy sales were 51.4% of total drug store sales during the period, compared with 49.2% a year ago. Same-store sales increased 0.5% with pharmacy same-store sales increasing 4.9% and front-end same-store sales decreasing 3.7%.

About Longs Drug Stores Corporation

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. With 477 stores, Longs Drugs provide expert pharmacy services and a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.